KIRKLAND’S INC. SECOND QUARTER 2013 EARNINGS CONFERENCE CALL

Moderator: Robert Alderson, CEO
August 22, 2013
10:00 am CT

Operator:
Ladies and gentlemen, thank you for standing by. Welcome to
the Kirkland’s Inc. second quarter 2013 conference call.
During the presentation, all participants will be in a
listen only mode. Afterwards, we will conduct a question and answer session. At that time, if you have a question, please press the 1 followed by the 4 on your telephone.

If at any time during the conference, you need to reach an
operator, please press star 0. As a reminder, this
conference is being recorded Thursday, August 22, 2013. I
would now like to turn the conference over to Mr. Tripp
Sullivan with Corporate Communications. Please go ahead.

Tripp Sullivan:	Thank you. Good morning and welcome to this Kirkland’s Incorporated conference call to review the company’s results for the second quarter of fiscal 2013

On the call this morning are Robert Alderson, president and
chief executive officer and Mike Madden, senior vice
president and chief financial officer. The results, as well
as notice of the accessibility in this conference call, on a listen only basis over the Internet, were released earlier
this morning in a press release that has been covered by the financial media.

Except for historical information discussed during this
conference call, the statements made by company management
are forward looking and made pursuant to the Safe Harbor
provisions of the Private Securities Litigation Reform Act
of 1995.

Forward looking statements involve known and unknown risk and uncertainties which may cause Kirkland’s actual results in (unintelligible) periods to differ materially from forecasted results.

Those risks and uncertainties are more fully described in
Kirkland’s filings with the Securities and Exchange
Commission including the company’s annual report on Form 10K filed on April 18, 2013. With that said, I’ll turn the call
over to Mike for a review of the financial results. Mike.

Mike Madden:
Thank you, Tripp, and good morning to everyone. Our second
quarter results reflected sales that were in line with our
guidance combined with strong year over year increase in our merchandise margins which exceeded our expectations in (less than) better expected earnings performance.

For the second quarter, net sales were $97.1 million, a 6.7%
increase versus the prior quarter. Comparable store sales,
including eCommerce sales, decreased 0.2% and comparable
brick and mortar sales were down 1.3%.

eCommerce sales were $4.4 million for the quarter. That’s a
27% increase over the prior year quarter. And as a reminder, each quarter during fiscal ’13 starts one week later than
the same quarter of fiscal 2012 due to the retail calendar
for fiscal 2012 having 53 weeks versus the typical 52 weeks.

And as expected for the second quarter, this shift had a 100 basis point positive impact on comparable store sales. The
1% comp sales declined in our brick and mortar stores was
driven by a 6% decline in transactions and a 5% increase in
the average ticket.

The decrease in transactions resulted from a 7% decrease in
traffic counts, partially offset by a 1% improvement in
conversion. The increase in the average ticket was entirely
due to an increase in the average retail price per item.
Items per transaction were flat to the prior year quarter.

These metrics all reflect a reduction in promotional
activity which likely held conversion down somewhat while
providing a strong lift in the average ticket. From a
geographic standpoint, sales results were mixed. Comp sales
results in the Gulf Coast states were strongest and Texas,
with over 60 stores, performed slightly better than the
company average.

These results were offset by weakness in the upper Midwest
and the far west. Merchandise categories showing strong comp performance were mirrors, lamps, wall décor, textiles and
holiday. These increases were offset primarily by declines
in art, floral and decorative accessories.

We opened six stores and closed six stores during the
quarter, keeping us at 317 stores at quarter’s end.
Eighty-nine percent of the stores were in off mall venues
and 11% were located in enclosed malls.

At the end of the quarter, we had 2.34 million square feet under lease. That’s a 9.8% increase from the prior year. The average store size is up 4.6% at 7378 square feet.

Gross profit margin for the second quarter increase 374
basis points to 36.7% of sales from 33% in the prior year.
This increase was due to a large improvement in our
merchandise margin which increased to 53.4% from 49.7% in
the prior year quarter.

The increase was primarily due to a year over year reduction in markdowns and promotional activity. Inbound freight costs were slightly higher than the prior year as a percentage of sales.

The other components of gross profit margin, store occupancy costs, outbound freight costs and central distribution costs were all essentially flat as a percentage of sales as
compared to the prior year quarter.

Operating expenses for the quarter were $32.8 million or
33.7% of sales, as compared to $30.7 million or 33.8% of
sales for the prior year quarter. Favorable expense trends
in the areas of store and corporate payroll and insurance
claims and related costs helped the comparison to last year.

These reductions were offset partially by an increase in advertising spending associated with our marketing test as well as an increase in incentive bonus accruals.

Depreciation and amortization was $3.9 million versus $3.2
million in the prior year quarter, increasing 55 basis
points as a percentage of sales and reflecting the increase
in capital expenditures in recent fiscal years and the
implementation of technology upgrades during fiscal 2012.

Operating loss for the second quarter narrowed to $1.2
million, or 1.1% of sales as compared to $4 million, or 4.3%
of sales in the prior year quarter. Income tax benefit was
$516,000 or 47.2% of pre-tax income versus a benefit of $2
million, or 49.7% of pretax income recorded in the prior
year quarter.

The prior year quarter includes the benefit of approximately
$400,000 or 2 cents per share related to tax credits from
prior periods. Net loss for the quarter was $577,000 or 3
cents per share as compared to net loss of $2 million or 11
cents per share in the prior year quarter.

Turning to the balance sheet and the cash flow statement, inventories at August 3, 2013 were $54 million as compared to $49.8 million in the prior year.

These numbers reflect an increase in total inventory of 8%
and an increase of 3% on a per store basis. The increase in
inventory on a per store basis reflects the 4.6% increase in average store size. The overall inventory increase reflects
the year over year increase in store count and the early
arrival of portions of our holiday assortment to allow more
time for merchandise presentation planning.

At the end of the quarter, we had $63.5 million on cash on hand as compared to $67.8 million at the end of fiscal 2012 and $49.6 million on the prior year period, at the end of the prior year period.

No borrowings were outstanding in our revolving line of
credit. For the first two quarters of the year, cash flows
provided by operations were $2 million versus $2.4 million
used in operations for the prior year period reflecting the
improvement in our operating performance.

Capital expenditures were $6.8 million, down from $14.8
million in the prior year period and reflective of our plans for fiscal 2013. As we look ahead to the third quarter of
2013, we expect total sales to be in the range of $103 to
$105 million reflecting a modest increase in comparable
store sales compared with sales of $96.8 million and a
comparable sales decrease of 4.7% in the prior year quarter.

The one week calendar shift will have little to no impact on third quarter comparable store sales. Early in the third
quarter, comp sales trends are running positive for the
first 2-1/2 weeks in August.

Improvements in conversion and the average ticket have thus
far provided enough lift to offset continued headwinds from
traffic counts being down. Merchandise margin trends have
continued to show strength and are expected to gain on the
prior year during the third quarter, further helped by
freight cost comparisons that should begin to provide a
tailwind.

Operating expenses are expected to increase on a dollar
basis corresponding to store count and reflecting an
increase in marketing expenses. We expect to report income
of zero to 3 cents per share for the quarter as compared to
a loss of 2 cents in the prior year.

We plan on opening approximately ten stores and closing
approximately three stores during the quarter. Inventories
at the end of the third quarter are expected to be up versus the prior year in total due to a higher store count but flat on a per store basis.

For the full year, fiscal 2013, as it relates to store count and store growth, we now expect to open approximately 25 new stores and close approximately 20 stores. The majority of
the remaining store openings will occur by Thanksgiving with the balance opening after the holiday period, while the
remaining closings will occur primarily after the holiday
period.

Longer term, we are comfortable and would expect an annual
square footage growth target of 10%, however, as we
indicated last quarter, we did not want an inordinate amount of store openings in the fourth quarter to dilute the focus
on the core business and the leveraging of other capital
investments we’ve made to drive results in that all
important quarter.

For the full fiscal year, our expectations are for total
sales to increase by 3% to 4% over fiscal 2012. Due to the
shift in the retail calendar, this expectation for total
sales growth reflects a comparison of 52 weeks to 53 weeks.

On a 52 week basis, this level of sales growth would imply
comparable store sales of flat to a slight increase for the
full year. As far as our margin and expense assumptions for
the full year, we expect merchandise margin to improve
versus the prior year, driven by an improved mix, the
continued management of promotional activity and better
inbound freight comparisons in the back half of the year.

Tight expense control throughout the company will serve to
offset increased expenses in marketing an in eCommerce. With a tax rate assumption of approximately 38-1/2% for the year, we would expect earnings per share to be in the range of 80
to 90 cents for fiscal 2013.

From a cash flow standpoint, we expect to generate positive
cash flow this year. We do not expect any usage of our line
of credit and given the extent of technology investments
we’ve made in the last few years and a comparative reduction in new store activity, capital expenditures are currently
anticipated to range between $19 and $21 million for the
full year before landlord construction allowances for new
stores.

The midpoint of this range represents a reduction of 36%
from fiscal 2012. We currently estimate that approximately
$12 to $13 million of the total capital expenditures would
relate to new store construction, $4 to $5 million would
relate to information technology with the balance of our
capital expenditures relating to distribution center
improvements and major store maintenance. And as always,
we’ll update our outlook each quarter during the year. And
I’ll now turn the call back over to Rob.

Robert Alderson:	Good morning everyone. We’re pleased to report a good second quarter and the good news is that our merchandising momentum continues. We met our projected sales despite continued headwinds in traffic.

Improved conversion in average ticket helped overcome much
of that traffic shortfall. Importantly, we’ve exceeded our
earnings expectations with improved and strong merchandise
margin increases as we had suggested would happen with a
combination of better information and merchandising
practices, lower average inventory levels and a product mix
that’s resonated better with our customer base as evidenced
not only by the margin results but a steady term, increased
gross margin return on investment and a lower markdown rate
versus the prior year period.

We’re pleased with our inventory position in both amount and content as we enter the important back half of the year.
We’ll closely monitor inventory levels and the number of and margin impact of promotional activities during the back half to maximize both productivity of our inventory and create
excitement in our stores.

Assuming as we do, that (tepid) growth in the economy is
likely to continue for the foreseeable future, we believe
our best opportunities improving operating margins and
earnings rather than extraordinary promotional actions
during holiday periods directed at traffic gains.

We will approach traffic improvement with a much more highly directed marketing effort based on the success of multi marketed tests we’ve conducted over the last several months.
In the second quarter in our major categories, we had strong results in lamps, decorative wall décor, textiles, mirrors, candles, lighting and fragrance and housewares.
As a whole, the wall décor category was virtually — or division — was virtually flat to last year while the home décor division showed a low single digit comp increase.
We expect continued incremental improvement in sales and margin performance from our major categories as we leverage better information from our merchandise systems.

Our planning allocation module installation for Oracle
continues on pace toward training and implementation in the
back half. CRM loyalty is next up for the back half on the
schedule of system installations and upgrades as we continue our foundational systems installation work.

Store openings accelerated modestly during the quarter with
no real surprises. Our advice on the number of store
openings, 25, and closings, approximately 20, reflects our
present best estimate of the 2013 class.

Openings are less likely to increase materially. On the
other hand, anticipated closings in the back half have
increased from our prior advice due to early terminations by landlords in several of our short term mall lease extension
deals, the great majority of which are planned to be
eventually replaced with a strip center location.

As the leasing year has developed, the need to reposition
certain stores to strip centers from regional malls did not
match with space availability generally due to various
multiple simple timing issues that are bound in commercial
real estate.

Therefore, it’s possible we’ll show modest unit growth and
slightly better square footage growth during the year. As we suggested several months ago, we believe we must carefully
measure our store growth plans and expectations by both
market and deal availability, while at the same time,
pushing hard to scale up our online business.

We will continue to remain very aware of changes in trends
in our business resulting from our larger online business
and the compounding strong eCommerce business growth in the
retail sector generally, as well as customer allocation of
their disposable income for whatever kind of technology
needs, smart phones and tablets, as well as Internet retail
spending.

We are as aware of Amazon and Apple as Wal-Mart and Target, all (unintelligible), however profoundly different, that take an increasingly significant dollar share of the consumer spend.

Technology advances continue to shape and drive lifestyle
changes so our task is to make our product easily available
for both sale and delivery as well as compelling and to sell that however the customer wants to buy it.

Early third quarter sales results of Halloween and harvest
seasonal product, are promising as to both sales and margin
results. Fully deployed, we will offer an updated skew group at similar inventory levels to last year.

Harvest will be the larger merchandise group based on sales
rates, longer time relevance and competitive factors
presented by the overabundance of Halloween vendors selling
in secondary available temporary space in a variety of
venues.

We like both the content of the offering and the store plan
for presentation and promotion and expect strong and
favorable customer response again this season. We’ll deliver
Christmas items to stores slightly earlier this year and,
again, consistent with customer’s expectations for
Kirkland’s.

We’ll offer a largely new and updated skew group which also
includes significant merchandised wins tested last year.
Again, we anticipate a similar to slightly lower inventory
offering to last year. Pre-lit decorative product will lead
in several categories during both seasonal periods.

Promotions will drive sales in typical holiday promotional
time periods, but brackets somewhat smaller effective dates
for each event. Our multimarket marketing test project
designed to suggest our best opportunities to produce
increased traffic and sales results through omni channel
messaging and data driven tactics continues.

Our effort is focused on traffic in customer additions,
repetitions and retention to enhance revenue. Results to
date are sufficiently positive to extend the test project
through December and to expand the type of customer
impressions in selected markets.

Marketing efforts on expanding our $3 million customer email base is aimed at better targeting and presenting to our
customers so that our highly (leveragable) opening rate on
emails increases email related revenue at definable and
sustainable rates on an annual basis.

We constantly tweak our new store PR program in order to
find the most productive sales and customer acquisition
brand opening program. We’re trying to learn how to
leverage, not only the shopping center grand opening
opportunity, but a simple store opening in an existing
center, and more recently what follow on opportunities
generate a stronger and more sustained customer response.

Mobile retailing and search engine marketing of the subject
of daily effort and emphasis in our marketing group to drive tangible revenue results and to also more fully understand
the type and amount of investment needed to realize our
opportunities.

Search engine optimization, in particular, is promising and
suggests a steady, predictable and larger turn in people and dollar investment. Kirkland’s remains fully committed to
delivering a strong and more effective marketing message and to building a recognizable and desirable multichannel and
national brand.

Our eCommerce Web site operations generated almost 4.5% of
total revenue in the second quarter, better than prior year
period, and a 27% comp to last year. Conversion rates and
total Web based transactions increased nicely in comparison
to the prior year period.

Revenue continues to be split somewhat evenly between direct to customer and in-store pickup. While growth is positive,
we’re constantly evaluating our Web skew mix, our platform
capability and navigability, our transparency to customers
for available product, social marketing connections and
social engine positions — search engine positioning.

We’re committed to developing the channel and providing our customers with a fully seamless experience where the purchasing merchandise from stores or online.

We expect to report on many of these initiatives for quite a few quarters as they are significant and ongoing projects
for Kirkland’s and other retailers. The third quarter is
underway. It’s early, about three weeks into a 13 week
period where business accelerates as we go deeper into the
quarter.

So far, the results are favorable. We’re looking forward to
reporting again in November when we have a truer sense of
the direction of our performance in what is sure to be again a challenging time with continued economic, political and
social challenges.

We expect interest rates to play an increased role in
customer’s expectations during the fall as the fed moves
inexorably to a moment of less support and artificial
stimulation to a sluggish economy absent a major intervening political or economic event.

Government shutdowns may be threatened as a result of
governmental struggles with the implementation of Obamacare
and budget authorizations. Middle East turmoil can have
(virtually) effect consumer disposable income almost
instantly.

There’re many potential problems but, conversely, many opportunities. We remain cautious about the short and long term outlook but very positive on the progress and opportunities for our business.

Consequently, we’ll continue to invest carefully in storage
and inventory and seek to maximize operating margin and
every selling opportunity, leveraging our foundational work
for the past couple of years. We very much appreciate your
time and interest and are ready to accept questions. Thank
you.

Operator:
Thank you. Ladies and gentlemen, if you would like to
register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-toned prompt to
acknowledge your request. If your question has been answered and you would like to withdraw your registration, please
press the 1 followed by the 3.

If you’re using a speakerphone, please lift your handset before entering your request. And our first question is from the line of (Brad Thomas) with Key Bank Capital Markets. Please go ahead.

(Brad Thomas): Yes, thanks. Good morning, Robert and Mike, and congratulations on a very strong margin performance and comp performance as well.

Robert Alderson: Thank you.

(Brad Thomas): Wanted to just maybe talk about merchandise margins in terms of the big picture there. You know, Robert, as you think about that over the last couple of years, it was sort of in the low 50% range. Obviously it seems to be trending up and you’re expecting it to be up year over year.

Just as you think about the longer term opportunity, if Oracle really works well, if you’re merchandising and adverting hits the mark, you know, structurally where would you like to see merchandise margins for the company?

Robert Alderson:
Well, I think we would — our aspirational goal would be
mid-50s to 60. You know, that’s aspirational. We have some
work to do and continued momentum to build and I think
that’s the product of maturation of a merchandising team,
better practices, better information, better coordination.

And, you know, hopefully we’ll continue to see some tailwind from control and stabilization of inbound freight cost. But
I think long term for the company, the news is generally
good if you define long term in retail as 12 to 36 months.

(Brad Thomas): Great. And, Mike, to follow up on the freight side of that, if I’m not mistaken, the container rate should be moving in your favor here for the back half. Can you just remind us what the expectations would be on the freight component of things for the back half of the year?

Mike Madden:
Yes, the — so far the year, as you know, has kind of played out a little more pressure in Q1 and then we got reduced in Q2. We really only had about, I think it was 16 basis points of a headwind in Q2.

And all along, we thought that we would get most, if not all, that back in the back half because we’d been able to secure fixed rates through next spring and those rates are — compare very favorably to the rates that we paid last fall.

So I think, you know, if you want to quantify it in terms of how much lift we could get, you know, it looks, you know, 50 basis points to 75 on the high side. And I’m really talking the back half.
(Brad Thomas):	Right, 3Q and 4Q, if that’s about the level we could be getting?
Mike Madden:	Yes.

(Brad Thomas): Okay, and then just lastly on the margins, Mike, you know, this is obviously a big quarter for you with the gross margin up 374 basis points. You know, as you think about some of these more disciplined promotional initiatives, do they have an opportunity to build momentum?

I mean, is there a potential for upside, you know, if you continue to see the same success that you had this quarter? You know, how should we think about the cadence of some of these initiatives that you’re putting into play?

Mike Madden:
Yes, we certainly can build momentum in the sense of
continuing some of the things that we did in Q2 and the
disciplines and, you know, how we’re treating promotional
activity. I mean, we’ll continue that. In terms of its
impact on the margin expectation, I think one thing I would
call out is that 374 basis point lift in Q2 had a lot to do
with last year’s Q2.

So I don’t want you to take that and roll it forward at that level. What I would say, though, is we’re optimistic about
the trends that we’re seeing in merchandise margin. We have
the freight benefit mainly ahead of us for the back half.
And so we do feel, you know, feel positive about that
direction, but I don’t want to say that it’s going to be as
dramatic as we saw in Q2.

(Brad Thomas): Robert Alderson:	Gotcha. Well, thanks again and keep up the good work, guys. Thanks.
Operator:	Our next question is from the line of (Mealy Taminga) with (Piper Jeffrey). Please go ahead.

(Kayla Burke): Hi everyone. This is (Kayla Burke) filling in for (Mealy Taminga). Thank you for taking my question.

Robert Alderson: Sure.

(Kayla Burke): Can you talk about specific digital strategies in the second half of this year you might employ during the peak seasonal selling periods? Are you engaging customers via direct email marketing campaigns alone or are you starting to incorporate more social media in your outreach, for example, Pinterest?

Mike Madden:	Some of that question is breaking up so I hope we answer it fully. The, you know, the initiatives we’ve had on the digital side have — we’ve been into Pinterest quite a bit up until now.

We’re playing in pretty much all the different venues. We use blogs. We use Twitter. We use Facebook. So we’re heavy into that and we’ll continue to be. The marketing test, which is maybe kind of more of a store driven initiative that we talked about is — we completed a March to July test on that and we were happy enough with the results of that test to extend it for the back half and expand it somewhat to a few more markets and apply the lessons we learned in the first part of the test to the media mix that we’re employing in each market.

So that’s a big initiative. On the digital side, we’re certainly going to continue all those things that you mentioned. We do a lot of search engine marketing on top of the social activities, and you know, that’s a big part of our plans for the back half.

(Kayla Burke):	Great. Thank you. Best of luck in the back half.
Operator:	Our next question is from the line of (Joan Storms) with (Web Bush) Securities. Please go ahead.
(Joan Storms):	Hi. Good morning. Congratulations on (getting) the numbers nicely.
Man:	Thank you.

(Joan Storms): Okay, I have a question. You guys went pretty quickly through the category performance so I wanted to try and drill down on that a little bit and, you know, talk about - and Robert had made some comments about, you know, customers, you know, were — the merchandise was resonating better with customers, so maybe go over, you know, areas where you’ve seen the improvement and how that compares to — and maybe if there’s any sort of mix changes because of that.

Robert Alderson:
I think we did — we called out sort of where we — in the
major categories where we felt we had nice performance. I
think the good news is that we, about a year and a half,
work as culminated with seeing some really outstanding
performance in decorative wall décor and mirrors.

Both of those had become very stable and productive
categories again which — and they’re part of our wall décor
division. We’re seeing improvement in a couple of the
categories that have been dragging the results for the past
few quarters. And that’s furniture and decorative
accessories and we’re very hopeful that we’ll have more good news to say about those as we go deeper into the quarter.

But we had some very nice and stable results from several
other of the categories — (textiles) and lighting and
housewares and others, so I think the good news, (Joan), is
that there’s a pretty broad and nice acceptance of the
merchandise mix well across the 13 categories and that we
have good momentum in them as we go into the back half when
seasonal, beginning with Halloween harvest, begins to be
important and then, of course, culminating with the
Christmas and fall season that we’ll see sales begin to
drive that in the back part of October into November,
December.

So, you know, I think the merchandise offering is solid.
We’re being very careful about inventory levels. We’re
trying to be very careful about promotional activities to
plan those. We’ve been very limited in scope, to be very
time sensitive about how long they should run, to be very
careful about what we put into them and to make them as
productive as we can and exciting and compelling the
customer so that we can get them to shop with us either in
the store or online. So control of promotions will be a big
part of that and how we manage the mix as we go into the
second half of the year.

(Joan Storms): Okay. And then on the marketing (tests) that you plan on continuing that was successful and you — like you said, it was a more store driven initiative, how are you doing that? Are you doing that with, you know, inserts in local newspapers or a, you know, (slate) TV or radio? How are you getting that word out there?

((Crosstalk))

(Joan Storms):	...which you already talked about.
Mike Madden:
Yes, it’s a combination of cable TV advertising and newspaper inserts. The newspaper inserts, both in the form of a
freestanding piece as well as a shared piece which you
probably notice when you look at your newspaper, the
difference.

So we do a little bit of those three activities. I did say it was a store driven initiative that, you know, everything we do around here is about tying the two together, so I need to
correct myself a little bit, but — because there is certainly a connection to the online business as well.

We’re doing a lot of work around here to make sure that that’s a seamless and tied together experience. So those were the ways we were reaching customers through the test that ran from March to July.

What we’ve been able to learn I think really gets down to the individual markets and what vehicle works best in those
individual markets and we’ll make changes to the markets based on those results in the back half as well as add a few more
markets to the activities so we’re reaching a few more stores.

So we’re taking it step by step and we were happy with the results of the first part of the test and we’ll just keep learning and evaluating the financial benefit of doing this marketing.

(Joan Storms): Okay, fair enough. And then just on the geographic comments, they’ve been pretty similar the last couple of quarters. Is there something to say either about the consumer or what you’re doing from an operations or storage standpoint between what you’re seeing sort of in the southeast Texas (should) be getting better than the far west? Is that just a matter of the consumer brand awareness or what do you factor into those performances?

Mike Madden:
You know, it’s really hard to say and I don’t know how to
really, you know, easy answer to that. I think the -
certainly the two areas that we’ve — of weakness or areas
where our brand is not as top of mind or as well known, and
I think after some of the housing shocks and recoveries,
some of that settled out across the markets.

I mean, we’ve continued to see better results in Florida,
you know, as an example of that. But it’s something we’re
continually looking at and it’s really hard to follow. I
mean, last year I think we were saying California business
is good, so.

Robert Alderson:	Texas was down.
Mike Madden:
Yes, so it’s — some of its comparisons. We’ll continue to
call it out because that is, you know, that is what we saw
but trying to evaluate it and understand it better is
something we’re trying to do every day. But there’s nothing, really, on the surface that would suggest, you know, why
other than, you know, the brand awareness is a little bit,
you know, lighter in the upper Midwest and far west right
now as we build the store base.

(Joan Storms):	Okay, fair enough. Thank you very much.
Robert Alderson:	Thank you.
Operator:	Ladies and gentlemen, as a final reminder, to register for a question, press the 1-4. Our next question is from the line of (Anthony Levachinski) with Sidoti & Company. Please go ahead.

(Anthony Levachinski): Good morning. I just wanted to get a little bit more details about the branding initiatives that you’re doing. How many markets did you do this in the second quarter and then what is the plan for the fourth quarter?

Mike Madden:	We had seven in the first two quarters. I guess the test ran over a two quarter period. And as we looked into the back half, it will be those seven plus four.
(Anthony Levachinski):Got it. Okay.
Mike Madden:	So that’s the level of expansion. Now, in terms of store coverage, you’re still not — you’re talking about maybe a fifth of the chain.

(Anthony Levachinski): Okay. And when you look at the, you know, the dollars spending that you’re doing, is it roughly a 50/50 mix between cable TV ads and the newspaper inserts or can you give us a little bit of quantification as to the media mix?

Mike Madden:
It varies by market, (Anthony). I mean, some of the production costs, obviously are shared because we’re running the same
creative in the different markets. But, you know, it’s pretty even mix. I mean, we will adjust it somewhat based on what we learned.

You know, some of the markets we were in, you know, the television and the awareness factor is more important than the kind of direct response that an insert with a coupon gives. So that’s evolving.

And the point — the endpoint is we’re going to spend the money where we feel it’s most productive and that gets down to the market level because every market’s a little different and we have a different footprint and a different, you know,
penetration level that we have to address.

(Anthony Levachinski): Okay, good. And also, as you pointed, out you are still seeing some continued challenges in customer traffic, so if that continues, would you then perhaps consider being more promotional, perhaps doing more discounts or would you rather be more disciplined with your pricing? Just wanted to know how you’re thinking about that as you go into the second half.

Robert Alderson:
Philosophically we would prefer to be much more
controlled and directed with our promotions,
believing that if we do those — if we plan and
execute those well and with the proper product and
we do the adequate job of advising the customer that
we can generate as much as we could by being as
reactive as I think we’ve gotten in some quarters.

You know, I think it makes it much easier to do that
if you keep your inventory well in check and deal
with your problems quickly as they’re identified in
the quarter and do those in a way where you can gain
greater margin results and selling them as opposed
to waiting until the end of the quarter clearances
where we sometimes have found ourselves.

So, you know, I think our whole promotion inventory
and offering strategy is very related — interrelated
and coordinated. So that’s where we’d rather be.
Obviously if something happens that changes the
equation in a major way, you know, we would have to
react.

(Anthony Levachinski):Okay, thank you very much.
Robert Alderson:	Thank you.
Operator:	Our next question is from the line of (David McGee) with SunTrust. Please go ahead.

(Linda Deetman): Hello, this is (Linda Deetman) in for (David). First, a quick question — I apologize if you already said this, but could you provide the traffic count in the conversion rate in the quarter?

Mike Madden:	Yes. Traffic down 7, conversion up 1.
(Linda Deetman):	Okay, and the average ticket?
Mike Madden:	Up 5.

(Linda Deetman): Okay, great. And then our next question is we just wanted to see if you guys had noticed a difference, a divergence in the stores, regarding traffic in sales with — where the stores that are in lower demographics, lower income.

Mike Madden:	You know, I don’t think so, not markedly.
Robert Alderson:	I don’t think there’s anything that’s conclusive.
(Linda Deetman):	Okay.
Robert Alderson:	That would say to us that one particular customer is being affected more than another.
(Linda Deetman):	Okay.
Robert Alderson:
Sometimes it’s — you know, if you look at the stores and the different ways that you cut the stores which we do, it’s
difficult right now to say that any group is affected more
profoundly than the other, if that’s what your question was.

(Linda Deetman):	No, that’s it. That’s perfect. Thank you.
Robert Alderson:	Okay.
(Linda Deetman):	And that was it for us.
Robert Alderson:	Okay, thanks so much.
Mike Madden:	Thanks (Linda).
Operator:	Our next question is from the line of (Matt Dane) with (Tioton) Capital Management. Please go ahead.

(Matt Dane): Thank you. I was — how concerned are you about the traffic? And are you seeing the markets where you’re doing the marketing tests have positive traffic?

Robert Alderson:
We’re seeing improved results in the markets where we’re
engaged in the test, yes. And I think that’s what’s
encouraging us to expand the test and to do some testing
within markets to validate results. So I think we still have some work to do but I do believe that we — as we said, we
expect to address our traffic going forward with better
marketing and more target directed marketing as opposed to
addressing it with promotional activity.

So I think the news there is traffic should get better as a
result of better merchandise and better merchandise
execution, and we’ve done a lot of work in stores to prepare the stores to address customers in a more logical and
compelling way. And I think the whole effort about traffic
is very holistic and that’s around online contact, it’s
around new things that we’ll do around mail and TV and it
also will be about store experience and the merchandise mix.

All of it has to work together. Typically when we see margin and conversion going up, eventually we see traffic follow.
So we feel like, based on our historical experience, we’ll
see that again, and so we’re concerned and we’re working on
it but that would be expected.

(Matt Dane): And the — if I can shift to the CRM system, can you discuss a little bit and help me understand what exactly — is this a reward program you’re rolling out? And how impactful do you expect this to be with that?

Mike Madden:
Well, it is a — it’s a combination of true customer relationship management capabilities and a loyalty program, so the two kind of go hand in hand. We have, to date, never I think had the
level of individualized customer data and the ability going
forward that this will provide is to segment and speak to our customers differently based on their behavior and their
engagement with our brand.

So this is new for us and, you know, we’re excited about the opportunities it’s going to give us to market smarter and
therefore, in the long run, spend our money in marketing wisely and better than we otherwise would have.

(Matt Dane): And since you’re rolling out the module here in the second half or that aspect of the system here in the second half, how long before it really gets fully rolling and operational and start having an impact on your business?

Mike Madden:
Oh, I think that that particular piece can have an impact,
you know, as early as next year. I mean, it — you have to
build up a certain level of, you know, history to really
have it mature and be very efficient, but you know, when
you’re coming from a spot with kind of none of that
information and you’re adding it, you know, as you roll it
out and you’re learning every week, I think there’re things
we can act upon quickly.

(Matt Dane):	Great. Thank you guys.
Robert Alderson:	Thank you.
Operator:	And there are no other questions and the moment. I will now turn the call back to you, Mr. Alderson.
Robert Alderson:	Thanks everyone for being on the call. We appreciate your time and interest and look forward to speaking to you at the end of this quarter. Thanks.
Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.

END